Exhibit 23.1

Intcomex, Inc. and Subsidiaries Miami, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 20, 2006, relating to the consolidated financial statements of Intcomex, Inc. and Subsidiaries, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Miami, Florida

August 14, 2006